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                                                                 Exhibit 10.21

                       CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this "Agreement") dated as of
March 11, 1993, is made by and between Osiris Therapeutics, Inc., a Delaware corporation (the "Company"), and Arnold I. Caplan (the
"Consultant").

                             RECITALS

     A. The Company desires to retain the services of Consultant.

     B. Consultant is willing to be retained by the Company on the terms and conditions set forth in this Agreement.

                            AGREEMENTS

     NOW, THEREFORE, the Company and the Consultant agree as follows:

     l. Retention. The Company hereby retains the services of Consultant for the term set forth in Section 2 below, with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

     2. Term. The initial term of Consultant's consulting services to the Company shall commence on the a ate of this Agreement and shall end on December 31, 1995 unless sooner terminated pursuant to the terms of this Agreement. Commencing on the third anniversary of the Commencement Date (as defined below), unless the term of Consultant's consulting services has otherwise been terminated pursuant to Section 7, the term of Consultant's consulting services to the Company shall be automatically renewed for successive two year terms unless the Company makes the election described in Section 7(a), and each such renewal term shall be for two years unless sooner terminated pursuant to the terms of this Agreement. The period described above shall be the "Consulting Period," and the "Commencement Date" shall be January 1, 1993.

     3.   Duties and Responsibilities.

          (a) During the Consulting Period, Consultant shall be a consultant to the Company and shall serve as the Chief Scientific Officer of the Company, reporting and responsible only to the President and Chief Executive Officer of the Company. The consulting services to be provided by Consultant to the Company are set forth on Exhibit A to this Agreement.


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          (b)  Throughout the Consulting Period, Consultant shall
devote his time and attention exclusively to the business of the Company subject only to his duties and responsibilities to Case Western Reserve University ("CWRU") where Consultant shall continue to be an employee and to the exceptions set forth in the following sentence. During the Consulting Period Consultant shall not provide consulting services to any other corporation, partnership, organization or other entity or person, except that Consultant (i) shall be permitted to provide consulting services to the persons listed on Exhibit B to this Agreement, (ii) shall be permitted to provide consulting services to any non-profit educational, research or clinical organization, and (iii) shall be permitted to provide such consulting services as the Company may approve in writing (such approval not to be unreasonably withheld), provided that in each case such services do not (A) interfere with the performance of his duties and responsibilities to the Company or (B) otherwise violate Section 10 of this Agreement.

     4. Base Compensation. Commencing on the date (the "Financing Closing Date") on which the Company has sold shares of its capital stock (common or preferred) for an aggregate purchase price of at least $3,000,000 (but retroactive to the Commencement
Date), and thereafter during the Consulting Period, Consultant shall receive base compensation at an annual rate of not less than (a) $75,000 from the Commencement Date until December 31, 1993, (b) $87,500 from January 1, 1994 until December 31, 1994,
(c) $100,000 from January 1, 1995 until December 31, 1995 and (d) from and after December 31, 1995, an amount each calendar year which is equal to the sum of the annual rate of base compensation for the preceding calendar year plus ten percent of such amount. Such base compensation shall be paid in accordance with the Company's procedures for compensating its employees, but not less frequently than monthly. The first payment of base compensation made to Consultant shall include base compensation from the Commencement Date.

     5. Incentive Compensation. (a) Consultant and the President of the Company shall agree on annual performance goals and objectives for Consultant which shall serve as the goals and objectives for Consultant under any merit bonus plan (the "Plan") established by the Board of Directors for certain employees of and consultants to the Company. Subject to the adoption of and amount of funding provided to such Plan, Consultant may receive a cash bonus, based on the achievement of such goals and objectives, during each fiscal year of the Company during which Consultant serves as the Chief Scientific Officer of the Company. The bonus for any fiscal year shall not exceed 30% of Consultant's base compensation in effect at the end of such fiscal year, and shall be paid to Consultant within 60 days following the end of such fiscal year.

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          (b)  Consultant shall be entitled to a cash bonus of
$12,500 if the Company enters into a Corporate Partnership (as defined below) before March 31, 1994. A Corporate Partnership shall mean a research and development partnership or similar arrangement with a corporation pursuant to which the Company will receive not less than $500,000 of funding per year for research and development projects for a minimum period of two years. Such bonus shall be paid to Consultant within ten days after the Company enters into the Corporate Partnership.

     6.   Benefits, Perquisites and Expenses.  During the
Consulting Period, Consultant shall be entitled to the following benefits and perquisites:

          (a) Participation in the employee benefit plans of the Company, as they may be modified or added to from time to time, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, but only to the extent such benefits are not available to Consultant from his then current employer.

          (b) Reimbursement for all reasonable and documented expenses incurred by Consultant in connection with the performance of his duties hereunder, in accordance with the Company policy with respect to such reimbursement. In addition to the foregoing, within 30 days after the Company has sold shares of its capital stock (common or preferred) for an aggregate purchase price of at least $3,000,000, the Company shall reimburse Consultant for up to $14,005.00 of reasonable and documented expenses incurred by him in connection with his activities on behalf of the Company and Skeletech Incorporated prior to the Commencement Date.

          (c) Within 15 days after the Company has sold shares of its capital stock (common or preferred) for an aggregate purchase price of at least $500,000, reimbursement of up to $2,500 of reasonable and documented legal fees incurred by Consultant in connection with the negotiation of this Agreement with the Company.

          (d) Commencing on the Financing Closing Date, life insurance on the life of Consultant in a face amount of $1,000,000 naming the Consultant or his designee(s) as the beneficiary of the proceeds of such policy. Consultant shall cooperate with the Company as may be necessary in connection with any application for such life insurance or any life insurance on the life of the Consultant naming the Company or its designees as the beneficiary.

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          7. Termination of Consulting Period.

          (a) The Company may elect not to renew the Consulting Period for any reason, such election to be effective as of either the third anniversary of the Commencement Date or the end of a renewal term (as described in Section 2 hereof), upon giving Consultant written notice at least 180 days in advance of such election.

          (b) Consultant may terminate his consulting services to the Company at any time upon giving the Company written notice 90 days in advance of the proposed date of termination.

          (c) Consultant's consulting services to the Company shall terminate automatically upon the death of Consultant.

          (d) At any time after Consultant suffers a "Disability" (as defined below), the Company may terminate Consultant's consulting services to the Company upon giving Consultant written notice from the Board of Directors of the Company, accompanied by a certified copy of a resolution to that effect duly adopted by the Board of Directors, at least 60 days in advance of the date on which such termination is to become effective. For the purposes of this Agreement "Disability" shall have the same meaning as any similar term under any long term disability insurance policy or long term disability plan maintained by the Company from time to time. In the event the Company shall not be maintaining any such policy or plan, Consultant shall be considered to have a Disability if he is receiving disability income payments under the Social Security system, or if any life insurance carrier has agreed to waive premiums due under any life insurance policy maintained by the Company on Consultant's life under a disability waiver provision set forth in such policy. In addition, Consultant shall be considered to have a Disability if the Company receives, from a physician reasonably acceptable to it, written certification that (i) Consultant is unable to provide services to the Company of a quality and nature consistent with past practice because of a mental or physical impairment, and (ii) there is no reasonable prospect that Consultant will be able to render services of such quality and nature within the longer of (x) six months, or (y) the period of disability required in order for Consultant to be eligible to receive disability income payments under any long term disability insurance policy or long term disability plan maintained by the Company at such time, from the date of such certificate.

          (e) The Company may terminate Consultant's consulting services to the Company without cause at any time and for any reason by giving Consultant written notice from the Board of Directors of the Company at least 90 days in advance of the date on which the termination is to become

                                       4

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          effective.  Consultant's consulting services to the Company shall be considered to have been constructively terminated without cause by the Company if Consultant resigns because:


               (i) his resignation as Chief Scientific Officer of the Company is requested by the Board of Directors; or

               (ii) the Company breaches any provision of this
            Agreement and fails to remedy such breach within 30 days after receiving written notice from Consultant requesting that the Company remedy such breach.

          (f) The Company may terminate Consultant's consulting services to the Company at any time for cause by delivering to Consultant a certified copy of a resolution of the Board of Directors of the Company finding that Consultant committed an act or omission constituting cause hereunder and specifying the particulars thereof in detail, adopted at a meeting called and held for that purpose and of which Consultant was provided not less than seven days' advance written notice, including notice of the agenda of such meeting.
          As used herein, the term "cause" shall mean:

               (i)  conviction of a felony involving the Company;

               (ii) intentionally acting in a manner which is
            materially detrimental or materially damaging to the Company's reputation or business operations other than actions which involve Consultant's bad judgment or a decision which was taken in good faith, provided that Consultant shall have failed to remedy such action within 30 days after the date of the meeting at which the Board of Directors adopts a resolution requesting that he terminate such action after having given written notice to Consultant of its position with respect to such actions and of the agenda of the Board meeting setting forth such resolution as a matter to be acted on at such meeting and allowing Consultant an opportunity to be heard at such meeting; or

               (iii) committing any material breach of this Agreement which results in material damage to the Company, provided that Consultant shall have failed to take reasonable steps to remedy such alleged breach within 30 days after his receipt of written notice from the Board of Directors of the Company pursuant to a resolution duly adopted by the Board of Directors of the Company requesting that he remedy such alleged breach after notice to Consultant and an opportunity for Consultant to be heard at a meeting of the Board of Directors, or, if such breach is incapable of being remedied within such 30 day period but is capable of

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            being remedied within a reasonable period of time,
            Consultant shall have failed to use his best efforts to remedy such breach promptly after such meeting.

       8.   Certain Payments and Obligations.

            (a) Upon any termination of Consultant's consulting services to the Company under paragraph (b) or (f) of Section 7:

               (i) the Company shall pay Consultant in a lump sum within ten days following such termination an amount equal to the base compensation and any incentive or bonus compensation Consultant was entitled to receive up to the time of termination, plus the amount of any expenses that are reimbursable under paragraph (b) of Section 6; provided, however, that Consultant shall not be entitled to any severance payment under the Company's then existing severance pay policy or plan (if any); and

               (ii) Consultant shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the Consulting Period.

          (b) Upon any termination of Consultant's consulting services to the Company under paragraph (c) of Section 7, the Company shall pay Consultant's estate the same amounts as are provided in paragraph (c) of this Section 8, except that the period of time on which the lump sum payment under clause (ii) is based shall be 12 months; provided, however, that in the event that at the time of Consultant's death the Company is maintaining life insurance on Consultant naming Consultant and/or his heirs as beneficiaries, the amount of the insurance paid or payable to Consultant's estate and/or heirs shall reduce, on a dollar for dollar basis, the payment to Consultant's estate under this paragraph (b).

          (c) Upon any termination of Consultant's consulting services to the Company under paragraph (e) of Section 7 with or without the required notice:

          (i) the Company shall pay Employee in a lump sum within ten days following such termination an amount equal to the base compensation and any incentive or bonus compensation Consultant was entitled to receive up to the time of termination, plus the amount of any expenses that are reimbursable under paragraph (b) of Section 6; provided however, that Consultant shall not be entitled to any severance payment under the Company's then existing severance pay policy or plan;

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          (ii) the Company shall (A) pay Consultant in a lump sum
     payment within ten days following such termination an amount equal to the present value (based on a discount rate equal to the then prime rate of Society National Bank of Cleveland, Ohio or its successor) of the aggregate cash compensation Consultant would have received under this Agreement if the Consulting Period had continued for a period of time equal to the greater of (1) the period of time the Consulting Period would have continued but for such termination (excluding any subsequent renewal term) and (2) the Noncompetition Period (as defined in Section 10 hereof), based on the rate of Consultant's annual total cash compensation
     (base plus bonus and incentive compensation) for the year prior to the year in which such termination occurs (or, if such termination occurs during the first year of the Consulting Period, the rate of compensation in effect during such year) and (B) continue to provide Consultant and, if applicable, his dependents with the benefits provided under the benefit plans (pursuant to the terms thereof) described in Section 6(a) hereof, to the same extent that such benefits were provided to Consultant on the date of termination of his consulting services to the Company, for a period of time equal to the period of time used to determine the amount of the lump sum payment to Consultant under (A) above; provided, however, that the Company may elect to reduce the Noncompetition Period by up to 12 months and thereby reduce the period of time on which Consultant's lump sum payment and benefits under this clause (ii) are based; and

          (iii) Consultant shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the Consulting Period.

          (d) Upon any termination of Consultant's consulting services to the Company under paragraph (a) or (d) of Section 7:

          (i) the Company shall pay Consultant the same amounts as are provided in paragraph (c) of this Section 8, except that the period of time on which the lump sum payment under clause (ii)is based shall be 12 months; and

          (ii) Consultant shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the Consulting Period.

                                       7

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     9.   Confidentiality.

          Consultant acknowledges that by reason of his duties as a consultant to the Company, he has or will have access to and become informed of confidential and secret information which is a competitive asset of the Company (collectively "Confidential Information") including, without limitation, (a) information concerning concepts for products and services and products and services data, (b) corporate planning data, (c) the Company's financial results and business condition, and (d) any other information which constitutes a "trade secret" under the Uniform Trade Secrets Act. Consultant agrees to keep in strict confidence and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use any Confidential Information, except for use in Consultant's regular authorized duties on behalf of the Company. Consultant acknowledges that all documents and other property including or reflecting Confidential Information furnished to Consultant by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Consultant agrees that upon termination of Consultant's consulting services to the Company, for any reason, Consultant shall return to the Company any such documents or other property (including copies, summaries or analyses of the foregoing) containing Confidential Information which are in his possession, custody or control. Consultant further agrees that Consultant's obligations of confidentiality hereunder shall survive any termination of Consultant's consulting services to the Company. For the purposes of this
Section 9, Confidential Information shall not include information which has become, through no fault of Consultant, generally known to the public, and Consultant, if required by law to make disclosure of Confidential Information to a court of competent jurisdiction, may make such disclosure after providing the Company with reasonable notice and an opportunity to contest such requirement. The obligations of Consultant under this Section 9 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which he may have to the Company under general legal and equitable principles.

     10.  Noncompetition.

          Consultant acknowledges that his access to and knowledge of the Confidential Information would be valuable to a competitor of the Company. Consultant further acknowledges that it would be inherent in the performance of his duties as a director, officer, employee, agent, consultant, shareholder or partner of any corporation, partnership or other entity which competes with the Company, or which intends to or may compete with the Company, to disclose or use such knowledge to or for the benefit of such corporation, partnership or other entity. To protect these vital interests of the Company, Consultant agrees that from the date of this Agreement through the second anniversary of the date on which his consulting services to the Company terminate for any

                                       8

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reason (the "Noncompetition Period"), he shall not, directly or indirectly, whether as a director, officer, employee, agent or 'consultant or otherwise:
(a) invest in or become employed by or affiliated with, in any capacity, any corporation, partnership or other entity which is engaged in a business which is competitive with the business of the Company on the date of such termination (except that Consultant may purchase up to two percent of the outstanding capital stock of a company that has common stock quoted on a national stock exchange or the over-the-counter market); (b) solicit sales of, or sell or deliver, any product or service of the kind and character sold or distributed by the Company; (c) solicit, attempt to solicit or seek to divert from the Company the business or patronage of any person, corporation, partnership or other entity with whom the Company has had business relations; or (d) engage, suggest or assist in or influence the engagement of hiring by any competitor of the Company of any employee of the Company, or otherwise cause or encourage any person, corporation, partnership or other entity having a business or employment relationship with the Company to sever such relationship with or commit any act harmful to the Company. Consultant's obligations and covenants under this Section 10 shall be limited to North America, Europe, Japan, Taiwan, Singapore and Australia. For the purposes of this Section 10, the business of the Company shall mean the research, development and commercialization of products based on human mesenchymal stem cells and other lineage cells, including without limitation the research, development and commercialization of cellular transplants and cell-matrix products utilizing mesenchymal stem cells and other lineage cells.

     11.  Inventions.

          Consultant hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Consultant while providing consulting services to the Company, whether in the course of his providing consulting services with the use of the Company's time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during the Consulting Period and made, conceived or suggested by Consultant, either solely or jointly with others, within one year following termination of Consultant's consulting services to the Company shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such consulting services with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Consultant will execute and deliver to the Company, at any time during or after the Consulting Period, all appropriate documents for use in applying for, obtaining and

                                       9


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maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested by and at the expense of the Company, but without further or additional consideration. Notwithstanding any other provision of this Section 11, the Company's rights with respect to any discoveries, inventions or improvements shall be subject to the rights of CWRU under any license agreement between it and the Company entered into subsequently to the date of this Agreement.

     12.  Issuance of Shares.

          (a) In order to provide Consultant with additional incentive to further the interests of the Company, the Company hereby issues and sells to Consultant 1,280 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), for a price per share of $.15. Of such 1,280 shares of Common Stock (the "Shares"), 320 Shares are issued and sold to Consultant without restriction other than as provided in clause
(ii) of paragraph (b) below, and 960 Shares (the "Restricted Shares") are subject to the restrictions and risk of forfeiture set forth in paragraphs (b) and (c) of this Section 12.

          (b) Restrictions on Transfer of Shares. The Shares subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Consultant, except to the Company, unless and until (i) in the case of the Restricted Shares, such Shares have become nonforfeitable in accordance with paragraph (c) of this Section 12, and (ii) in the case of all the Shares, the transfer of such Shares has been made in compliance with Section 3 of the Stockholders Agreement dated as of March 11, 1993 by and among the Company, Consultant and the Company's other stockholders. Any purported transfer, encumbrance or other disposition of the Shares that is in violation of this Section 12 shall be null and void, and the other party to any such purported transfer, encumbrance or other disposition shall not obtain any rights to or interest in such Shares. The certificate(s) evidencing the Shares shall bear a legend in a form satisfactory to the Company reflecting the restrictions described above.

          (c) Vesting of Restricted Shares. Three hundred twenty of the Restricted Shares shall become nonforfeitable upon each of the first, second and third anniversary of the Commencement Date if Consultant's consulting services to the Company have not been terminated prior to such anniversary pursuant to Section 7 of this Agreement. Notwithstanding the foregoing, in the event of (i) a termination of Consultant's consulting services to the Company pursuant to Section 7(e) of this Agreement or (ii) a merger of the Company into another corporation in which the Company is not the surviving corporation or a sale of all or substantially all of the assets of the Company, all of the Restricted Shares shall immediately become nonforfeitable.

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          (d)  Forfeiture of Restricted Shares.  Any of the
Restricted Shares that have not become nonforfeitable in accordance with paragraph (c) hereof on the date on which Consultant's consulting services to the Company are terminated pursuant to Section 7 of this Agreement shall be forfeited by the Consultant. In the event of a forfeiture, the certificate(s) representing all of the Restricted Shares that have not become nonforfeitable in accordance with paragraph (c) hereof shall be canceled and the Consultant shall have no further interest in or rights with respect to such Restricted Shares.

          (e) Dividend. Voting and Other Rights Consultant shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that Consultant may become entitled to receive pursuant to a stock split or dividend with respect to the Common Stock or a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company shall be subject to the same restrictions and risk of forfeiture as the Restricted Shares with respect to which such additional shares of Common Stock or other securities were received by Consultant.

          (f) Retention of Stock Certificate(s) by the Company. The certificate(s) representing the Restricted Shares covered by this Agreement shall be held in custody by the Company, together with a stock power with respect thereto endorsed in blank by Consultant, until those Restricted Shares have become nonforfeitable in accordance with paragraph (c) this Section 12.

          (g) Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of the Shares or other securities pursuant to this Section 12, Consultant shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

          (h) Other. No provision of this Section 12 shall limit in any way whatsoever any right that the Company may otherwise have to terminate the consulting services of Consultant at any time. Any economic or other benefit to Consultant under this Section 12 shall not be taken into account in determining any benefits to which Consultant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees and consultants of the Company.

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     13.  Miscellaneous.

          (a) All notices required to be given under this Agreement shall be in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to the Company:

              Osiris Therapeutics, Inc.
              2080 Adelbert Road
              Cleveland, Ohio 44106

          with a copy to:

              Jones, Day, Reavis & Pogue
              North Point
              901 Lakeside Avenue
              Cleveland, Ohio 44114
              Attention:     John C. McIlwraith

          If to Consultant:

              Arnold I. Caplan
              1300 Oakridge Drive
              Cleveland Heights, Ohio 44121

          with a copy to:

              Ulmer & Berne
              Bond Court Building
              1300 East Ninth Street, Suite 900
              Cleveland, Ohio 44114-1583
              Attention:     Stuart A. Laven

Notice shall be deemed delivered at the time received in the case of personal delivery, or five business days after it is mailed in the case of mailing.

          (b) This Agreement shall be subject to and governed by the internal laws of the State of Ohio (without regard to conflicts of law principles).

          (c) The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

          (d) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Directors of the Company and is agreed to in a writing signed by Consultant and by a duly authorized officer of the Company (other than Consultant).

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Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the. receipt or acceptance of compensation or other benefits following any termination of Consultant's employment be deemed a waiver of any condition or provision hereof.

          (e) Consultant shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to Consultant. This Agreement shall, however, inure to the benefit of Consultant's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by the Company without the written consent of Consultant, but if the Company shall merge or consolidate with or into, or transfer all or substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall inure to the benefit of and be binding upon the successor of the Company resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve the Company from liability and responsibility for the performance of its duties and obligations hereunder.

          (f) Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

          (g) This Agreement and the agreements referred to herein comprise the entire understanding between the Company and Consultant as to the subject matter hereof and supersedes all prior agreements relating thereto.

          (h) In the event of a breach by Consultant of any of the provisions of Sections 9, 10 or 11 of this Agreement, the Company shall have the right to institute and prosecute proceedings, at law or in equity, in any court of competent jurisdiction, to obtain an injunction during or after the term of this Agreement to enforce the provisions of such Sections and to pursue any other remedy to which the Company may be entitled. Consultant acknowledges that the Company's remedy at law for any of Consultant's obligations under such Sections will be inadequate, and Consultant agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision thereof, without the necessity of proof of actual damage.

          (i) Any controversy or claim arising under this Agreement, except for any controversy or claim which involves a claim by the Company for equitable or injunctive relief with respect to Section 9, 10 and/or 11 of this Agreement, shall be settled by arbitration in Cleveland, Ohio in accordance with the Rules of the American Arbitration Association then in effect. The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by the Company, one of whom shall be chosen by Consultant, and the third of whom shall be chosen by the two arbitrators so selected. The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question naming the arbitrator selected by it. If the other party shall fail, within a period of 15 days after such notice shall have been given, to reply in writing naming the arbitrator selected by it, then the other party may apply to the American Arbitration Association for the appointment of an arbitrator to serve as the arbitrator chosen by the other party. The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing, signed in triplicate, by the concurring arbitrators to each of the parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In addition, the prevailing party in such an arbitration proceeding shall be entitled to recover his or its reasonable attorney's fees and all reasonable out-of-pocket costs and disbursements, as well as any and all charges which may be made for the cost of the arbitration and the fees of the arbitrators. In the event a claim or controversy arising under this Agreement involves a claim by the Company for equitable or injunctive relief with respect to Section 9, 10 and/or 11 of this Agreement, the parties may, but shall not be obligated to, submit all or a portion of such controversy or claim to the foregoing arbitration proceedings.

     IN WITNESS WHEREOF, Consultant and the Company, by a duly authorized officer of the Company pursuant to the authority of its Board of Directors, have executed this Consulting Agreement at Cleveland, Ohio, as of the day and year first written above.

                              OSIRIS THERAPEUTICS, INC.

                              By: /s/ James S. Burns
                                 -----------------------------
                                   Name:
                                   Title: President

                              /s/ Arnold I Caplan
                              --------------------------------
                              ARNOLD I. CAPLAN

                            EXHIBIT A

                     Arnold I. Caplan, Ph.D.
              Consulting Duties and Responsibilities


l. Conceptualize, recommend and supervise the transition of basic mesenchymal stem cell science from CWRU to the Company in consultation with the CEO and V.P. Research & Development. Participate in Scientific Advisory Board meetings and assist the Scientific Advisory Board Chairman in setting the agenda.

2.   Directly manage research projects conducted in the Skeletal
     Research Center which are funded by the Company and/or its affiliates.

3. Identify, evaluate and recommend external scientific collaborations, sponsored research and/or technology licenses of complementary technology in the tissue regeneration field.

4. Assist in identifying and recruiting key research and clinical employees/advisors for the Company or Company-sponsored research programs.

5. Participate in presenting the Company's basic and clinical science to prospective corporate partners and major investors.

6. Prepare patent disclosures arising from mesenchymal stem cell technology and related research. Assist company attorneys in the filing and prosecution of patent applications based on disclosures submitted by the Consultant, other scientists from CWRU and/or the Company.